SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2007

NB&T FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

OHIO	0-23134	31-1004998
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer I.D. No.)

48 N. South Street, Wilmington, Ohio 45177

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (937) 382-1441

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 20, 2007, NB&T Financial Group, Inc. (the “Company”) and The National Bank and Trust Company (the “Bank”) entered into an employment agreement with John J. Limbert, President and Chief Executive Officer of the Company and the Bank. A copy of the employment agreement is attached to this Form 8-K as an exhibit. This employment agreement replaces the employment agreement entered into on March 2, 2006 and amended on March 21, 2006. The Employment Agreement provides for a term commencing on November 20, 2007 and ending January 31, 2011, subject to annual renewal by the Board of Directors. The material terms of the Employment Agreement also include the following:

•	Mr. Limbert will receive a base salary of $312,000 per year, subject to annual review and increase by the Board of Directors.

•	Mr. Limbert will receive an automobile allowance of $1,000 per month, plus reimbursement for all gasoline expenses for his primary vehicle.

•

Mr. Limbert will be eligible for participation in life, dental, disability and other benefit plans of the Bank available to other employees; consideration for participation in any equity benefit plans established by the Company or the Bank; and reimbursement for country club dues.

•

If Mr. Limbert’s employment is terminated following a change of control of the Company or the Bank, or if Mr. Limbert voluntarily terminates his employment within one year following a change in control due to certain changes in the conditions of Mr. Limbert’s employment, Mr. Limbert will be entitled to receive approximately three times his annual salary at the time of the change of control and the highest bonus paid to Mr. Limbert during the five years preceding his termination, subject to adjustment to ensure that such payments do not constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, and continuation of health, life and disability coverage under the Company’s and the Bank’s plans, at the expense of the Company and the Bank for the time period allowed under COBRA or until the earlier date that Mr. Limbert is eligible to participate in similar plans of another employer. In addition, in the event of a change in control and termination of employment, Mr. Limbert would receive a lump sum payment of $200,000 in exchange for an agreement not to compete and not to solicit employees of customers for up to two years following termination.

•

If Mr. Limbert’s employment is terminated due to his inability to perform his duties as a result of a medically diagnosable condition for a period of 180 consecutive days, Mr. Limbert will receive a payment equal to 50% of his annual salary and continued insurance coverage for 18 months.

•

If Mr. Limbert’s employment is terminated by the Company and the Bank other than in connection with a change of control and other than for just cause or due to a medically diagnosable condition and before the expiration of the term of the agreement, Mr. Limbert will be entitled to a payment in the amount of his annual salary and the continuation of health, life, disability and other benefits for 18 months or until the earlier date that Mr. Limbert is employed full-time by another employer.

•	The Company and the Bank may terminate Mr. Limbert’s employment at any time for just cause without further obligation to Mr. Limbert.

ITEM 7.01.	Regulation FD Disclosure.

The information set forth in Item 1.01 of this Form 8-K is incorporated by reference in this Item 7.01.

ITEM 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

1.	Employment Agreement with John J. Limbert

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NB&T Financial Group, Inc.

By:	/s/ John J. Limbert
John J. Limbert
Chief Executive Officer

Date: November 23, 2007